Exhibit 3.25

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RITTENHOUSE FINANCIAL SERVICES, INC.

PURSUANT TO SECTIONS 242 & 245

The above corporation (the “Corporation”) organized and existing pursuant to the General Corporation Law of Delaware (Del. Code tit. 8, § 101 et seq.), does hereby amend and restate its Certificate of Incorporation and certifies as follows:

FIRST:             The name of the Corporation is Rittenhouse Financial Services, Inc.

SECOND:        The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:        The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares, par value $.01 per share, all of which are of one class and are designated as Common Stock.

FIFTH:             In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorised to make, alter or repeal the By-Laws of the Corporation, except as specifically otherwise provided therein.

SIXTH:            A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section (ILLEGIBLE).(b) (7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

SEVENTH:      Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this

Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:          The term of existence of the Corporation shall be perpetual.

NINTH:            Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

This document shall be effective on December 31, 1992 at 11:59 p.m., Eastern time.

IN WITNESS WHEREOF, Rittenhouse Financial Services, Inc. has caused this Certificate to be signed by George W. Connell, its President and attested by W. Bruce McConnel, III, its Secretary, this 22nd day of December, 1992.

RITTENHOUSE FINANCIAL SERVICES, INC.

		By:	/s/ George W. Connell
George W. Connell,
President

ATTEST:

By:	/s/ W. Bruce McConnel, III
W. Bruce McConnel, III
Secretary